UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM SB-2

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          Amendment #6

                        SGC Holdings, Inc.
                    -------------------------
          (Name of small business issuer in its charter)

        Nevada                  5812               86-1047317
    --------------         --------------        --------------
(State or jurisdiction   (Primary Standard      (I.R.S. Employer
 of incorporation or         Industrial       Identification No.)
    organization)       Classification Code
                              Number)

                     15911 East Sunburst Drive
                     Fountain Hills, AZ 85268
                          (480) 837-6029
              -----------------------------------------
    (Address and telephone number of principal executive offices)

                      15911 East Sunburst Drive
                      Fountain Hills, AZ 85268
                           (480) 837-6029
              -----------------------------------------
    (Address of principal place of business or intended principal place of business)

                         Christos E. Loukas
                      15911 East Sunburst Drive
                      Fountain Hills, AZ 85268
                           (480) 837-6029
              -----------------------------------------
      (Name, address and telephone number of agent for service)

                              Copies to:
                      NevWest Securities Corporation
                 2654 West Horizon Ridge Pkwy, Suite B-3
                          Henderson, NV 89052
                            (702) 257-4660

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ] ______________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]
__________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]
__________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

----------------------------------------------------------------------
                 CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------
 Tile of each     Dollar     Proposed      Proposed      Amount of
   class of      amount to    maximum      maximum      registration
 securities to      be       offering     aggregate         fee
 be registered  registered   price per     offering
                               unit        price(1)
----------------------------------------------------------------------
 Common Stock   $36,000.00     $0.05      $36,000.00      $3.32
----------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                             PAGE-1-




                                                       Prospectus
                       SGC Holdings, Inc.
                 720,000 Shares of Common Stock

SGC  Holdings, Inc.   is  registering an   aggregate  of 720,000
shares of SGC Holdings, Inc.'s common stock to be sold, from time to time, by one or more of the selling stockholders of SGC
Holdings, Inc.

The selling shareholders will sell at a price of $0.05 per share until the shares are quoted on the OTC Bulletin Boardr or in another quotation medium and, thereafter, at prevailing market prices or privately negotiated prices. The registrant anticipates that firms that sell any of the shares for accounts of the selling stockholders will charge normal brokerage commissions. However, the registrant cannot provide specific information pertaining to the identity of such firms and/or the amount of such commissions. SGC Holdings, Inc. and the selling stockholders have no brokerage agreements or other agreements for the sale of the shares. The costs of selling the shares, by a conservative estimate, should not exceed ten percent of the gross value of the stock. The proceeds from the sale of the shares will go directly to the selling stockholders and will not be available to SGC Holdings, Inc.

Prior  to this offering, there has been no public market for  SGC
Holdings, Inc.'s common stock.

    INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK.
             SEE "RISK FACTORS" STARTING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           The date of this prospectus is August 22, 2003






                             PAGE-2-








                        TABLE OF CONTENTS


                                                                         PAGE

 Summary Information and Risk Factors.                                     4

 Use of Proceeds.                                                          7

 Determination of Offering Price.                                          7

 Dilution.                                                                 7

 Selling Security Holders.                                                 7

 Plan of Distribution.                                                     8

 Legal Proceedings.                                                       10

 Directors, Executive Officers, Promoters and Control Persons.            10

 Security Ownership of Certain Beneficial Owners and Management.          10

 Description of Securities.                                               11

 Interest of Named Experts and Counsel.                                   11

 Disclosure of Commission Position of Indemnification for

 Securities Act Liabilities.                                              11

 Description of Business.                                                 12

 Management's Discussion and Plan of Operation.                           18

 Description of Property.                                                 20

 Certain Relationships and Related Transactions.                          20

 Market for Common Equity and Related Stockholder Matters.                20

 Executive Compensation.                                                  21

 Financial Statements.                                                    22

 Changes In and Disagreements With Accountants on Accounting and
 Financial Disclosure.                                                    41












                             PAGE-3-





Summary Information and Risk Factors.

The Company

Headquartered in Fountain Hills, Arizona, SGC Holdings, Inc. ("SGC Holdings, Inc." or the "Company") was organized by the filing of articles of incorporation with the Secretary of State of the State of Nevada on December 5, 2001. SGC Holdings, Inc. is a development stage company, which plans to develop a network of casual dining restaurants under the name "St. George Clipper." SGC Holdings, Inc. is a company without revenue or substantive operations, with minimal assets, and its primary source of capital to date has been the sale of its own securities.

St. George Clipper restaurants will have a diverse menu including Italian, Greek, Mexican, and American dishes. SGC Holdings, Inc. plans to capitalize on the expertise and experience of Christos
E. Loukas, SGC Holdings, Inc.'s founder. From 1969 to 1994, Mr. Loukas owned and operated a diner located in Staten Island, NY, under the name "St. George Clipper." SGC Holdings, Inc.'s restaurants will draw their concept primarily from that original St. George Clipper diner.

SGC  Holdings, Inc.'s administrative office is located  at  15911
East  Sunburst  Drive, Fountain Hills, Arizona  85268,  telephone
(480) 837-6029.

SGC Holdings, Inc.'s fiscal year end is December 31.

SGC Holdings, Inc. is authorized to issue 25,000,000 shares of Common Stock, $0.001 par value. As of the date of this prospectus, there are 2,720,000 shares of Common Stock outstanding held by approximately thirty-seven (37) shareholders of record.

Summary Financial Information

The summary financial data are derived from the historical financial statements of SGC Holdings, Inc. This summary financial data should be read in conjunction with "Management's Discussion and Plan of Operations" as well as the historical financial statements and the related notes thereto, included elsewhere in this prospectus.

Balance Sheet Data
                              June 30        December 31,     December 31,
                                2003               2002           2001
                           -------------    --------------   --------------
Assets                     $    22,487      $    28,458      $       218
Liabilities                $     2,000      $       504      $         -
Stockholders' equity:      $    22,487      $    27,954      $       218


Statement of Operations Data

                    Three      For the      December 5, 2001  December 5, 2001
                Months Ended  year ended   (Inception) to    (Inception) to
                  June 30,    December 31,  December 31,       June 30,
                    2003         2002          2001             2003
               ---------------------------------------------------------------
Revenue        $       -      $      -       $      -         $      -
Total              5,371         8,264          1,782           17,513
expenses       ---------------------------------------------------------------
Net (loss)     $  (5,371)     $ (8,264)      $ (1,782)        $(17,513)
               ---------------------------------------------------------------
Net (loss)     $   (0.00)     $  (0.00)      $  (0.00)
per share      ===============================================================




                             PAGE-4-





The Offering

The offering consists entirely of shares offered by the selling stockholders. SGC Holdings, Inc. is offering no shares. The selling stockholders are offering 720,000 shares of common stock as soon as practicable after this Registration Statement becomes effective. The selling shareholders will sell at a price of $0.05 per share until the shares are quoted on the OTC Bulletin Boardr or in another quotation medium and, thereafter, at prevailing market prices or privately negotiated prices.

The  proceeds  of the offering will go directly  to  the  selling
stockholders.   None  of the proceeds will be  available  to  SGC
Holdings, Inc.

SGC  Holdings,  Inc.'s  Transfer Agent is Executive  Registrar  &
Transfer  Agency,  3118 W. Thomas Road, Suite  707,  Phoenix,  AZ
85017, phone (602) 415-1273.

SGC Holdings, Inc. has agreed to pay all costs and expenses relating to the registration of its common stock, but the selling stockholders will be responsible for any related commissions, taxes, attorney's fees, and related charges in connection with the offer and sale of the shares. The selling stockholders may sell their common stock through one or more broker/dealers, and such broker/dealers may receive compensation in the form of commissions.

Risk Factors

Investment in the securities offered hereby involves certain risks and is suitable only for investors of substantial financial means. Below is a summary of risk factors that SGC Holdings, Inc. deems material for investors in this offering. Prospective investors should carefully consider these risk factors in addition to the other information contained in this prospectus, before making an investment decision concerning the common stock.

AUDITORS  EXPRESSED SUBSTANTIAL DOUBT ABOUT SGC HOLDINGS,  INC.'S
ABILITY TO CONTINUE AS A GOING CONCERN

SGC Holdings, Inc. has yet to commence planned operations. As of the date of this prospectus, SGC Holdings, Inc. has had only limited start-up operations and generated no revenues. Taking these facts into account, the independent auditors of SGC Holdings, Inc. have expressed substantial doubt about SGC Holdings, Inc.'s ability to continue as a going concern.

SGC HOLDINGS, INC.  WILL  NOT BE ABLE TO CONTINUE IN BUSINESS
WITHOUT ADDITIONAL FUNDING, WHICH MAY BE UNAVAILABLE

SGC Holdings, Inc. has limited capital resources. SGC Holdings, Inc. needs $2 million to finance its first restaurant but, as of yet, has no funding sources available for the $2 million. If such funding is not secured, SGC Holdings, Inc. will not be able to conduct business operations. Thus, SGC Holdings, Inc. will experience liquidity and solvency problems in the next twelve months if additional financing is not available. SGC Holdings, Inc. has no intention of liquidating. The intention is to raise additional money and open a restaurant. In the event SGC Holdings, Inc. is unable to raise additional funds, it will go out of business and will be forced to liquidate.




                             PAGE-5-



"Going out of business" as used in this prospectus refers to one or several of the following scenarios. In scenario one, SGC Holdings, Inc. would not be able to raise capital and to open a restaurant, resulting in SGC Holdings, Inc.'s going out of business before being in business and selling food. In scenario two, SGC Holdings, Inc. would be able to raise a portion of funds but not able to open the restaurant due to lack of funds, in which case SGC Holdings, Inc. will liquidate assets and pursue other means necessary to do what is best for the company and its shareholders. In scenario three, SGC Holdings, Inc. would raise funds to open a restaurant but the restaurant would fail after it is open, in which case SGC Holdings, Inc. would be in a position to liquidate and discontinue operations.

SGC HOLDINGS, INC.'S RESTAURANT MIGHT NOT PROVE PROFITABLE

As the restaurant business is highly risky, yielding a historically high failure rate, SGC Holdings, Inc.'s restaurant might not prove profitable.

CONTROL  BY CURRENT MANAGEMENT MAY IMPEDE THE ABILITY OF MINORITY
SHAREHOLDERS TO EXERCISE CONTROL OVER SGC HOLDINGS, INC.

The current president and CEO beneficially owns approximately 74% of the outstanding common stock. As a result, this stockholder could exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of SGC Holdings, Inc.

POTENTIAL  CONFLICTS OF INTEREST MAY JEOPARDIZE THE  BUSINESS  OF
SGC HOLDINGS, INC.

The implementation of the business plan of SGC Holdings, Inc. depends substantially on the ideas, skills, and experience of Christos Loukas. Without an employment contract, SGC Holdings, Inc. may lose Mr. Loukas to other pursuits without a sufficient warning and, consequently, go out of business.

Mr. Loukas is involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, Mr. Loukas may face a conflict in selecting between SGC Holdings, Inc. and his other business interests. SGC Holdings, Inc. has not and, at the time, does not anticipate that it will formulate a policy for the resolution of such conflicts.

 CHRISTOS LOUKAS WILL NOT WORK FULL-TIME FOR SGC HOLDINGS, INC.
UNTIL SUCH TIME  AS  SGC  HOLDINGS,  INC.  HAS  SECURED  FUNDING
NECESSARY  FOR ITS FIRST RESTAURANT

Mr. Loukas is a bartender at Fire Rock Golf & Country Club in Fountain Hills, Arizona. Mr. Loukas will continue to work at Fire Rock Golf & Country Club as a bartender until such time as SGC Holdings, Inc. has secured funding necessary for its first restaurant. Mr. Loukas will dedicate 20 hours a week towards that goal. Once funding is secured, Mr. Loukas will work full time for SGC Holdings, Inc. and quit his job at Fire Rock Golf & Country Club.

SHOULD  A TRADING MARKET IN THE STOCK OF SGC HOLDINGS, INC.  FAIL
TO  DEVELOP, THE INVESTORS IN THIS OFFERING MAY LOSE THEIR ENTIRE
INVESTMENT

As of the date of this prospectus, there is no public market for SGC Holdings, Inc.'s Common Stock. This prospectus is a step toward creating a public market for SGC Holdings, Inc.'s stock, which may enhance the liquidity of SGC Holdings, Inc.'s shares. However, there can be no assurance that a meaningful trading market will develop. Should a trading market in the stock of SGC Holdings, Inc. fail to develop, the investors in this offering may lose their entire investment.

Penny Stock Regulation

The SEC has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker/dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker/dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules, and accordingly, customers in company securities may find it difficult to sell their securities, if at all.




                             PAGE-6-





Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements, including statements concerning possible or assumed future results of operations of SGC Holdings, Inc. and those preceded by, followed by or that include the words "may," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. Investors should understand that the risk factors described above, in addition to those discussed elsewhere in this document, could affect SGC Holdings, Inc.'s future results and could cause those results to differ materially from those expressed in such forward-looking statements.

Use of Proceeds.

The  proceeds  of the offering will go directly  to  the  selling
stockholders.   None  of the proceeds will be  available  to  SGC
Holdings, Inc.

Determination of Offering Price.

As there is no public market in the shares, SGC Holdings, Inc. used the price of $0.05 per share, which is what the Selling Shareholders had paid for their shares, as the benchmark offering price. The Selling Shareholders will sell at a price of $0.05 per share until the shares are quoted on the OTC Bulletin Boardr or in another quotation medium and, thereafter, at prevailing market prices or at privately negotiated prices.

Dilution.

Not applicable.

Selling Security Holders.

The following table sets forth (i) the number of outstanding shares, beneficially owned by the selling stockholders prior to the offering; (ii) the aggregate number of shares offered by each such stockholder pursuant to this prospectus; and (iii) the amount and the percentage of the class to be owned by such security holder after the offering is complete:

Name of Beneficial Owner     # of     # of     # of      % of
     of Common Stock        Shares   Shares   Shares    Shares
                           Benefici  Offered Benefic   Benefici
                             ally             ially      ally
                            Owned             Owned     Owned
                            before            after     after
                             the               the       the
                           Offering          Offering  Offering
-------------------------------------------------------------------
Chris C. Allen              20,000   20,000     0       0.00%
Thomas E. Beck              20,000   20,000     0       0.00%
Bernard Clinton             20,000   20,000     0       0.00%
Suzanne M. Dupke            20,000   20,000     0       0.00%
Alfred Garcia               20,000   20,000     0       0.00%
Donna T. Gilbrech           20,000   20,000     0       0.00%
Joe R. Glenn                20,000   20,000     0       0.00%
Carl F. Grover & Pamela     20,000   20,000     0       0.00%
M. Grover
Jack Hester                 20,000   20,000     0       0.00%
Jake Jacobson               20,000   20,000     0       0.00%
Nicole Jones                20,000   20,000     0       0.00%
Kelly Jones                 20,000   20,000     0       0.00%
William J Karbula           20,000   20,000     0       0.00%
Geraldine J. Laurent        20,000   20,000     0       0.00%
Kenneth Laurent             20,000   20,000     0       0.00%
Todd S Laurent              20,000   20,000     0       0.00%
Melissa M. Loukas           20,000   20,000     0       0.00%
Georgia Loukas              20,000   20,000     0       0.00%
Evan E. Loukas              20,000   20,000     0       0.00%
David Palmieri              20,000   20,000     0       0.00%
Mary Piccolo                20,000   20,000     0       0.00%
James P. Piccolo            20,000   20,000     0       0.00%
Lynn-Cole Capital           20,000   20,000     0       0.00%
Corporation c/o Victoria
P. Quiel



                            PAGE-7-



Legend Advisory             20,000   20,000     0       0.00%
Corporation c/o Mike Quiel
Michelle Quinlan            20,000   20,000     0       0.00%
Michael Quinlan             20,000   20,000     0       0.00%
Jeff Quittenbaum            20,000   20,000     0       0.00%
Michael H. Sanchez          20,000   20,000     0       0.00%
Joel R. Saxen               20,000   20,000     0       0.00%
Harold W. Sciotto           20,000   20,000     0       0.00%
SLS Financial Services,     20,000   20,000     0       0.00%
Inc. c/o Stephen L. Smith
Edward L Stowe              20,000   20,000     0       0.00%
Carl Suter                  20,000   20,000     0       0.00%
Nicholas R. Toppel          20,000   20,000     0       0.00%
Dale G. Trier               20,000   20,000     0       0.00%
Christopher L. Walsh        20,000   20,000     0       0.00%
-------------------------------------------------------------------

None  of  the selling stockholders has been affiliated  with  SGC
Holdings, Inc. in any capacity in the past three years.

Melissa M. Loukas, Georgia Loukas, and Evan E. Loukas are children of Mr. Christos Loukas, the President & CEO of SGC
Holdings, Inc.

None of the selling stockholders is a broker/dealer nor an affiliate of a broker/dealer.

Plan of Distribution.

The selling stockholders may offer their shares at various times in one or more of the following transactions:
 *  in the over-the-counter market;
 *  on any exchange on which the shares may hereafter be listed;
 *  in negotiated transactions other than on such exchanges;
 *  by pledge to secure debts and other obligations;




                             PAGE-8-




 *  in  connection with the writing of non-traded and exchange-
    traded   call  options,  in  hedge  transactions,  in  covering
    previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or
 *  in a combination of any of the above transactions.

The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling shareholders will sell at a price of $0.05 per share until the shares are quoted on the OTC Bulletin Boardr or in another quotation medium and, thereafter, at prevailing market prices or privately negotiated prices.

The  selling  stockholders may use broker/dealers to  sell  their
shares.   The  broker/dealers will either  receive  discounts  or
commissions from the selling stockholders, or they will receive commissions from purchasers of shares.

Some of the selling stockholders may be eligible and may elect to sell some or all of their shares pursuant to additional exemptions to the registration requirements of the Securities Act, including but not limited to, Rule 144 promulgated under the Securities Act, rather than pursuant to this Registration Statement.

Under certain circumstances the selling stockholders and any broker/dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by such broker/dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify such broker/dealers against certain liabilities, including liabilities under the Securities Act.

The selling stockholders will also be subject to applicable provisions of the Exchange Act and regulations under the Exchange Act, which may limit the timing of purchases and sales of the shares by the selling stockholders. Under the rules and regulations of the Exchange Act, any person engaged in the distribution or the resale of shares may not simultaneously engage in market making activities with respect to SGC Holdings, Inc.'s common stock for a period of two business days prior to the commencement of such distribution.

The selling stockholders will pay all commissions, transfer fees, and other expenses associated with the sale of securities by them. The shares offered hereby are being registered by SGC Holdings, Inc., and SGC Holdings, Inc. has paid the expenses of the preparation of this prospectus. SGC Holdings, Inc. has not made any underwriting arrangements with respect to the sale of shares offered hereby.

SGC Holdings, Inc. has engaged the services of NevWest Securities Corporation, a registered broker/dealer for purposes of assisting SGC Holdings, Inc., its legal counsel, and independent auditing firm in (a) compiling the documentation requisite to the preparation of reporting documents; (b) preparing this prospectus/registration statement; (c) compiling supplemental documentation as required by applicable state or federal securities  rules  and  regulations; and  (d)  preparing  comment letter responses and amended filings. The role of NevWest Securities Corporation in this offering is strictly limited to the consulting/advisory work in the context of preparation of the offering documents. NevWest Securities Corporation will not participate, directly or indirectly, in the distribution of the offering in any capacity. The combined total actual and anticipated compensation to NevWest Securities Corporation for such services rendered is $2,600.00.




                             PAGE-9-





Legal Proceedings.

No  director, officer, significant employee, or consultant of SGC
Holdings, Inc. has been convicted in a criminal proceeding, exclusive of traffic violations.

No  director, officer, significant employee, or consultant of SGC
Holdings, Inc. has been permanently or temporarily enjoined, barred, suspended, or otherwise limited from involvement in any type of business, securities or banking activities.

No  director, officer, significant employee, or consultant of SGC
Holdings, Inc. has been convicted of violating a federal or state securities or commodities law.

SGC   Holdings,  Inc.  is  not  a  party  to  any  pending  legal proceedings.

Directors, Executive Officers, Promoters and Control Persons.

Directors, Executive Officers, Promoters and Control Persons

Each of SGC Holdings, Inc.'s directors is elected by the stockholders to a term of one (1) year and serves until his or her successor is elected and qualified. Each of the officers is appointed by the Board of Directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The Board of Directors has no nominating, auditing, or compensation committees.

The following table sets forth certain information regarding the executive officer and director of SGC Holdings, Inc. as of the date of this prospectus:

       NAME             AGE                        POSITION
-----------------------------------------------------------------------------
Christos E. Loukas       61     President & Chief Executive Officer, Director
-----------------------------------------------------------------------------

Christos E. Loukas has held his office/position since inception, and is expected to hold his office/position until the next annual meeting of SGC Holdings, Inc.'s stockholders.

Christos E. Loukas, President & Chief Executive Officer, Director, brought his Greek heritage to the United States when he moved there in 1969. In the same year, Mr. Loukas purchased the Bay Street Diner & Bar named "St. George Clipper" located in Staten Island, New York. After 25 years of running St. George Clipper, Mr. Loukas sold the restaurant in 1994. From January 1998 to July 1999, Mr. Loukas was a bartender at Desert Forest Golf & Country Club in Scottsdale, Arizona. From July 1999 to present, Mr. Loukas has been a bartender at Fire Rock Golf & Country Club in Fountain Hills, Arizona.

  Mr. Loukas will continue to work at Fire Rock Golf & Country Club as a bartender until such time as SGC Holdings, Inc. has secured funding necessary to open its first restaurant. Mr. Loukas will dedicate 20 hours a week towards that goal. Once funding is secured, Mr. Loukas will work full time for SGC Holdings, Inc. and quit his job at Fire Rock Golf & Country Club.

Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information as of the date of this offering with respect to the beneficial ownership of SGC Holdings, Inc.'s Common Stock by all persons known by SGC
Holdings, Inc. to be beneficial owners of more than 5% of any such outstanding classes, and by each director, executive officer, and significant employee and by all officers, directors, and significant employees as a group. Unless otherwise specified, the named beneficial owner has, to SGC Holdings, Inc.'s knowledge, either sole or majority voting and investment power.




                            PAGE-10-





                          COMMON STOCK
                          ------------
 Name and Address of Beneficial owner     Number of Shares    % of Class
--------------------------------------------------------------------------
Christos E. Loukas                            2,000,000           74%
c/o SGC Holdings, Inc., 15911
East Sunburst Drive, Fountain
Hills, Arizona 85268

All Executive Officers and                    2,000,000           74%
Directors as a Group
--------------------------------------------------------------------------

Description of Securities.

SGC Holdings, Inc., a Nevada corporation, is authorized to issue 25,000,000 shares of Common Stock, $0.001 par value. The holders of Common Stock (i) have equal rights to dividends from funds legally available therefore, ratably when as and if declared by the Board of Directors of SGC Holdings, Inc.; (ii) are entitled to share ratably in all assets of SGC Holdings, Inc. available for distribution to holders of Common Stock upon liquidation, dissolution, or winding up of the affairs of SGC Holdings, Inc.;
(iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; (iv) are entitled to one non-cumulative vote per share of Common Stock, on all matters which stockholders may vote on at all meetings of Shareholders; and (v) the holders of Common Stock have no conversion, preemptive or other subscription rights. There is no cumulative voting for the election of directors. As of the date of this prospectus, there are 2,720,000 shares of Common Stock outstanding held by approximately thirty-seven (37) shareholders of record.

Interest of Named Experts and Counsel.

None.

Disclosure   of   Commission  Position  of  Indemnification   for
Securities Act Liabilities.

Indemnification of Directors and Officers

SGC Holdings, Inc.'s Articles of Incorporation, its Bylaws, and certain statutes provide for the indemnification of a present or former director or officer. See Item 24 "Indemnification of Directors and Officers."

The Securities and Exchange Commission's Policy on Indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to any provisions contained in its Certificate of Incorporation, or Bylaws, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




                            PAGE-11-





Description of Business.

A.   Business Development and Summary

Headquartered in Fountain Hills, Arizona, SGC Holdings, Inc. was organized by the filing of articles of incorporation with the Secretary of State of the State of Nevada on December 5, 2001. SGC Holdings, Inc. plans to (1) open a concept restaurant under the name "St. George Clipper" and (2) expand the "St. George Clipper" concept into a restaurant chain. Christos E. Loukas, SGC Holdings, Inc.'s founder and President, previously owned and operated a diner named "St. George Clipper" in Staten Island, New York. The original St. George Clipper, which Mr. Loukas sold in 1994 after 25 years of owning and operating it, now serves as the prototype for SGC Holdings, Inc.'s restaurant concept.

SGC Holdings, Inc.'s business activities have been limited to date. SGC Holdings, Inc. was formed on December 5th, 2001 for the purpose of raising capital and opening St. George Clipper restaurants. SGC Holdings, Inc. wanted to raise capital but was unable to find investors until July of 2002. SGC Holdings, Inc. closed a private offering of common stock in August 2002. In the offering, SGC Holdings, Inc. issued 720,000 shares of its $0.001 par value common stock for cash at $0.05 per share to thirty-six shareholders for total consideration of $36,000.00. The intended uses of proceeds include a feasibility & demographics study; kitchen & architectural plans; manuals, handbooks & recipes; and working capital.

SGC Holdings, Inc. is currently in the process of locating a space to lease, hiring an architect for kitchen and restaurant design concepts, and procuring recipes and equipment.

As of the date of this prospectus, SGC Holdings, Inc. is a company without revenue or substantive operations, with minimal assets, and its primary source of capital to date has been the sale of its own securities.

B.Business of Issuer

(1)  Principal Services and Principal Markets

Principal Services

The concept of a St. George Clipper restaurant focuses primarily of a nautical theme expressed in a design reminiscent of a sailing ship. SGC Holdings, Inc. also believes that long operating hours from breakfast to dinner and signature offerings, such as western ribs, may augment the concept and brand image.

St. George Clipper will be a sit-down restaurant with table service. It will have a salad bar and a dessert bar. The salad bar will include both hot and cold items and have dual usage for special events or holidays.

SGC Holdings, Inc. plans to provide a unique combination of excellent food at value prices with a fun and entertaining atmosphere. In a highly competitive casual-dining market, SGC Holdings, Inc. plans to differentiate its restaurants by offering a diverse menu including Italian, Greek, Mexican, and American dishes. Menu items will include Western beef baby-back ribs, chicken, seafood, appetizers, salads, sandwiches, burgers, eggs and omelets, pancakes, French toast, a menu for children age 12 and under, and specialty drinks. SGC Holdings, Inc.'s primary goal is to serve nothing but the highest quality food at low prices in a clean, fun environment.




                            PAGE-12-





The following is a list of features that, in SGC Holdings, Inc.'s view, will distinguish its concept from other casual dining restaurants:

 * 1/3 lb. Clipper Specialty Beefburger lunch. This special treat will greet weekday lunch guests from 11:00 a.m. till 2:30
  p.m.   The  Clipper Specialty Beefburgers will be ground  fresh
  daily and seasoned with a custom blend of spices designed to enhance the taste. To complement the sandwiches, SGC Holdings, Inc. will have a "sandwich fixings" bar with sliced tomatoes, onions, chopped lettuce, pickles, relish, and other sandwich condiments.
 * Breakfast. Depending upon location, SGC Holdings, Inc. will serve a full breakfast, including fresh fruits in-season, cold juices, hot breakfast items, and cook-to order omelets from a display grill.
 * Guided Tours. SGC Holdings, Inc. will offer every new guest a guided tour explaining the restaurant's concept. SGC Holdings, Inc. believes that by doing this it can exceed the guest's perception of service.
 * Dinner All Day on Saturdays and Sundays. SGC Holdings, Inc. will feature the dinner menu all day on Saturday and Sunday. Since both days are busy all day long, SGC Holdings, Inc. restaurants will not shut down at midday.
 * Reduced Dinner Pricing. On Monday through Thursday the dinner price will be slightly lower than on Friday through Sunday. On weekends, SGC Holdings, Inc. will more expensive items to the menu, including fried shrimp and steaks.
 * Competitive Lunch Pricing. SGC Holdings, Inc. plans to keep lunch prices as low as possible to compete with fast-food restaurants. At lunch, SGC Holdings, Inc. will offer its customers "packaged" menu items, including a traditional sandwich with fries and a drink, but also with a salad, a dessert and a selection of hot food items.

Planned Facilities

SGC Holdings, Inc. restaurants will range in size from 7,000-10,000 square feet and will seat from 300 to 400 guests each. SGC Holdings, Inc. will equip the restaurants with state-of-the-art sound systems connected to old-fashioned jukeboxes, which the customers will be able to use for free to select their favorite country and western songs. Every restaurant will be built-out to SGC Holdings, Inc.'s general prototype specifications of such modules as the bar area, salad bar, dessert bar, etc.

SGC Holdings, Inc. will base the site and building selection on the following criteria:

  *  Minimum community size of 40,000 people within five miles.
  *  High visibility.
  *  Easy access to parking lot with a minimum of 120 parking spaces.
  *  Mid- to low-cost land not to exceed a total of $600,000.
  *  Heavy blue-collar worker makeup in the community.
  *  No overabundance of competition in the trade area.

SGC Holdings, Inc. is currently reviewing several locations, which it is considering for a lease. Until the first location is identified, it is extremely difficult to delineate the time frame it will take to open the first restaurant and begin operations. SGC Holdings, Inc. believes, once the location is identified and additional capital is raised, it will take four to five months to complete the build-out and begin operations. The first location is expected to be in Fountain Hills, Scottsdale, or Phoenix in Maricopa County, Arizona. Once SGC Holdings, Inc. identifies a suitable building for lease, it will seek a contractor and an architect to design and build out the space. No arrangements with a contractor or an architect are in place as of the date of this prospectus.





                            PAGE-13-





SGC Holdings, Inc. considers the restaurant site selection process critical to its long-term success and plans to devote significant efforts to the investigation of new locations utilizing a variety of techniques. The site selection process will include the evaluation of trade area demographics, such as target population density and household income levels; physical site characteristics such as visibility, accessibility and traffic volume; relative proximity to activity centers such as shopping centers, hotel and motel complexes and office buildings; and supply and demand trends, such as proposed infrastructure improvements, new developments, and potential competition.

(2)  Distribution Methods of the Products or Services

Marketing and Advertising

SGC Holdings, Inc. believes that the best form of advertising is "word-of-mouth." In addition to word-of-mouth advertising, SGC Holdings, Inc. plans to employ a combination of local media and local store marketing programs at each location. In particular, SGC Holdings, Inc. will rely on the following (in order of decreasing feasibility):

1.   Visual Media, including

* grand opening advertising blitz involving banner and  road-
  sign advertising on site;
* direct  mail flyers (SGC Holdings, Inc. envisions a  stand-
  alone folded piece measuring 6" by 7.5" in size, produced in full color on heavy-weight paper) containing pictures of the interior of the restaurant, prices, hours of operation, theme night announcements, and a locator map;
* table toppers explaining the concept, announcing theme nights, advertising gift certificates, announcing job openings, and possibly mentioning franchise opportunities;
* brochures  and  handouts  listing  special  features   and
  advertising service options for large parties, banquets, or buses;
* wall posters; and
* outdoor marquee message changed weekly.

2.   Promotional Events, including

* in-store tours offered to every new customer;
* VIP parties including a VIP lunch and a VIP dinner, which will serve as a way to introduce SGC Holdings, Inc. to the community just ahead of the grand opening at each location (SGC Holdings, Inc. will run the lunch on a Monday followed by the dinner on a Tuesday, with the Grand Opening on a Wednesday);
* yearly birthday parties for loyal customers;
* customer raffles for western apparel or SGC Holdings,  Inc.
  artifacts; and
* line  dance contest with nominal prizes such as St. George
  Clipper t-shirts.




                            PAGE-14-





3.   Local Mass Media, including

* radio campaigns, which may include (a) short and catchy radio ads; (b) live remotes on restaurant parking lots; (c) sponsored radio call-in contests with free meal coupons as the prize; (d) live "on the air" presentations of food products to disk jockeys;
* newspaper campaigns; and
* local cable TV.

Community Support

In order to enhance local awareness and promote a positive community image of SGC Holdings, Inc., SGC Holdings, Inc. will run periodic Local Store Marketing (LSM) community campaigns. These low-budget campaigns will provide community support and awareness of its facilities. SGC Holdings, Inc. plans to run approximately two or three LSM campaigns per marketing quarter. Examples of possible LSM campaigns include a charity car wash (free car wash while you dine) and a school program (perfect attendance or honor roll students would receive a free meal).

SGC Holdings, Inc. will also consider running its VIP parties as local charity events. SGC Holdings, Inc. may choose a local charity to be the beneficiary of the VIP parties, at which the guests will eat for a small contribution to the hosting charity.

Pricing Strategy

SGC Holdings, Inc. plans to offer a moderately priced menu. While SGC Holdings, Inc. is not striving to be the lowest priced restaurant around, SGC Holdings, Inc. is aiming to be the value leader. Presently, SGC Holdings, Inc. has no plans for coupon/discounting wars nor the birthday or frequent buyer clubs.

(3)  Status of any announced new product or service

None.

(4)  Competitive business conditions

SGC Holdings, Inc. plans to enter the casual dining market. The restaurant business in general and the casual dining segment in particular are highly competitive with respect to price, service, restaurant location and food quality, and are often affected by changes in consumer tastes, economic conditions, population and traffic patterns. SGC Holdings, Inc. will compete within each market with locally owned restaurants as well as national and regional restaurant chains. Examples of major competitors include such national restaurant chain operators as Applebee's, Darden Restaurants, and Brinker International.

Although SGC Holdings, Inc. will compete mainly against casual dining restaurants and family value restaurants, large fast-food chains, such as Burger King, McDonald's, and Taco Bell, may also present a competitive challenge.

SGC  Holdings,  Inc.  plans  to capture  and  retain  its  target
customer   groups   by   offering   an   attractive   value/price
relationship.

(5)  Sources and availability of raw materials

The ability of SGC Holdings, Inc. to ensure a consistent supply of high-quality food and supplies at competitive prices to its restaurants will depend upon procurement from reliable sources. Given a large number of competitive suppliers for the industry, SGC Holdings, Inc. does not expect that it will disproportionately depend on one or a group of suppliers. SGC Holdings, Inc. believes that most food products are available, or can be made available upon short notice, from a variety of qualified suppliers. Because of the relatively rapid turnover of perishable food products, inventories in the restaurants have a modest aggregate dollar value in relation to revenues.




                            PAGE-15-





SGC Holdings, Inc. does not anticipate a significant overall impact from inflation. As operating expenses increase, SGC Holdings, Inc. plans, to the extent permitted by competition, to recover increased costs by increasing menu prices, by reviewing, then implementing, alternative products or processes, or by implementing other cost-reduction procedures. There can be no assurance, however, that SGC Holdings, Inc. will be able to recover increases in operating expenses due to inflation in this manner.

As of the date of the prospectus SGC Holdings, Inc. has not entered into any agreements with suppliers of food products or other materials.

(6)  Customers

SGC Holdings, Inc. believes that, with more money in their pockets than time on their hands, a growing number of working adults today are dining at their favorite casual restaurants. For most clients, eating out at family/casual dining restaurants appears to be primarily a matter of convenience: fewer and fewer households have the time to cook at home. That phenomenon makes it critical for restaurants to offer a wide range of menu options. In fact, menu choices, along with management and cleanliness/hygiene, are among the most viral issues in this category, meaning they are the issues most likely to be discussed among consumers.

SGC Holdings, Inc. intends to capitalize on the perceived demand for casual restaurants with a widely diversified menu. SGC Holdings, Inc. plans to be the first mover in the in the "Italian, Greek, Mexican and American" concept with the goal of eventually becoming a national player.

SGC Holdings, Inc. has defined its target market segments by the following factors:

*   Demographics.

*   Income.

*   Occupation.

Depending on the demographic, income, and occupation profile of a selected location, SGC Holdings, Inc. will structure its menu, operating hours, and marketing efforts to maximize its appeal in a particular area.

As of the date of the prospectus, SGC Holdings, Inc. has not conducted any marketing studies. However, on April 1, 2003, SGC Holdings, Inc. contracted GEC Consultants, an independent consulting  firm,  to  perform a feasibility  study,  which  will
include  demographics.   The main part of the study addressing
financial requirements, break-even analysis, and projections was completed in June 2003. As SGC Holdings, Inc. has not yet selected its first location, no specific demographic studies are ready as of the date of this prospectus. SGC Holdings, Inc. is currently reviewing a few locations and is trying to identify acceptable lease terms.




                            PAGE-16-




(7)  Intellectual Property

SGC Holdings, Inc. enters a highly competitive market with low barriers to entry. To a large extent the success of SGC Holdings, Inc. will depend on the company's ability to build a strong brand based on the "St. George Clipper" name. Presently, the "St. George Clipper" name is not protected by a trademark or a similar legal right.

(8)  Need for Government Approval

Each restaurant will be subject to regulation by federal agencies and to licensing and regulation by state and local health, sanitation, safety, fire, alcoholic control boards and other departments. Difficulties or failures in obtaining any required licensing or approval could result in delays or cancellations in the opening of new restaurants.

SGC Holdings, Inc. will also be subject to the Fair Labor Standards Act and various state laws governing such matters as minimum wages, overtime and other working conditions. A significant number of SGC Holdings, Inc.'s employees will be paid at rates related to the federal and state minimum wage and increases in the minimum wage will increase SGC Holdings, Inc.'s labor costs.

In addition, various proposals which would require employers to provide health insurance for all of their employees are being considered from time to time in the U.S. Congress and various states. The imposition of any such requirement would have a material adverse impact on the planned operations of SGC Holdings, Inc. and the financial condition of the fast food restaurant industry.

SGC Holdings, Inc. will be subject to certain guidelines under the Americans with Disabilities Act of 1990 (ADA), and various state codes and regulations, which require restaurants to provide full and equal, access to persons with physical disabilities. SGC Holdings, Inc. will also be subject to various evolving federal state and local environmental laws governing, among other things, emissions to the air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of hazardous and no-hazardous substances and wastes.

(9)  Effect of existing or probable government regulations

Each of SGC Holdings, Inc.'s restaurants will be subject to licensing and regulation by alcoholic beverage control, health, environmental, labor relations, sanitation, building, zoning, safety, fire and other agencies in the state and/or municipality in which the restaurant is located. Although SGC Holdings, Inc. does not anticipate to encounter any difficulties or failures in obtaining the required licenses or approvals that could delay or prevent the opening of a new restaurant, there can be no assurance that SGC Holdings, Inc. will not experience material difficulties or failures that could delay the opening of restaurants in the future.

(10) Expenditures on Research and Development

None.




                            PAGE-17-





(11) Environmental Issues

Not applicable.

(12) Employees

SGC  Holdings,  Inc. presently has no employees.  The  management may  add five to thirty-five employees over the next twelve  (12)
months period.

C.Reports to Security Holders

(1) After this offering, SGC Holdings, Inc. will furnish its shareholders with annual financial reports certified by SGC
     Holdings, Inc.' independent accountants, and may, in SGC Holdings, Inc.' discretion, furnish unaudited quarterly financial reports.

(2) After this offering, SGC Holdings, Inc. will file periodic and current reports with the Securities and Exchange Commission as required to maintain the fully reporting status.

(3) The public may read and copy any materials SGC Holdings, Inc. files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file
     electronically  with  the  SEC.   The  address  of  that   site
     (http://www.sec.gov).

Management's Discussion and Plan of Operation.

This  section must be read in conjunction with Audited  Financial
Statements included in this prospectus.

A.Management's Discussion

SGC Holdings, Inc. was incorporated in the State of Nevada on December 5, 2001. To date, SGC Holdings, Inc. has:

*   secured initial capitalization through equity offerings,
*   developed a business plan, and
*   completed a financial feasibility study.

 In the initial approximately nineteen-month operating period from December 5, 2001 (inception) to June 30, 2003, SGC Holdings, Inc. generated no revenues and incurred $17,513 in total general and administrative expenses. The resulting cumulative net loss for the period from December 5, 2001 (inception) to June 30, 2003 was $17,513, approximately $0.01 . That loss is attributable primarily to the costs of start-up operations.

SGC Holdings, Inc. financed its initial operations by issuing common stock in exchange for cash and services.




                            PAGE-18-





B.Plan of Operation

SGC Holdings, Inc.'s start-up plan includes feasibility and demographic studies aimed at selecting the location for the new St. George Clipper restaurant. Depending on the results of such
studies,  SGC Holdings,  Inc.   plans   to   develop   specific
kitchen/architectural plans and take steps towards opening the new St. George Clipper. Such steps may include the purchase or lease of an existing structure. In order to finance these steps,
SGC  Holdings, Inc.  will  seek  additional  financing.   SGC
Holdings, Inc. needs $2 million to finance its first restaurant but as of yet has no funding sources available for the $2 million. If such funding is not secured, SGC Holdings, Inc. will not be able to conduct business operations. SGC Holdings, Inc. has no intention of liquidating. The intention is to raise additional money and open a restaurant. In the event SGC Holdings, Inc. is unable to raise additional funds, it will
go out of business and  will  be   forced to  liquidate.
 SGC Holdings, Inc.  does  not have any specific plans going
forward if it is unable to  obtain financing.   It is  unclear,
which path the company will take, if SGC Holdings, Inc. doesn't have capital. SGC Holdings, Inc. currently has no plans to become a shell company to be used as a vehicle for a reverse merger.

During the next twelve months, SGC Holdings, Inc. plans to satisfy its cash requirements by additional equity financing. This will be in the form of private placements of restricted common stock. There can be no assurance that SGC Holdings, Inc. will be successful in raising additional equity financing, and, thus, be able to satisfy its cash requirements, which primarily consist of legal and accounting fees at the present time. SGC Holdings, Inc. currently does not have enough cash to satisfy the opening of its first restaurant.

SGC Holdings, Inc. has no current material commitments. SGC Holdings, Inc. depends upon capital to be derived from future financing activities such as subsequent offerings of its stock. There can be no assurance that SGC Holdings, Inc. will be successful in raising the capital it requires. SGC Holdings, Inc. does not expect to achieve liquidity or profitability within the first 12 months of operation.

SGC Holdings, Inc. does not expect the purchase or sale of plant or any significant equipment, except for the initial purchase of restaurant equipment for the prototype, and it does anticipate hiring at least 24 minimum wage employees and three full time managers to run the prototype restaurant.

On April 1, 2003, SGC Holdings, Inc. contracted GEC Consultants, an independent consulting firm, to perform a feasibility study. The main part of the study addressing financial requirements, break-even analysis, and projections was completed in June 2003. The cost of the study was $4,000.

The preliminary estimates indicate that SGC Holdings, Inc. will need approximately $2,000,000 to satisfy its cash requirements to open the first restaurant of approximately 10,000 sq.ft. in the next 12 months. With this amount of capital, SGC Holdings, Inc. intends to establish its first prototype fast food restaurant, using the SGC Holdings, Inc. theme. The following table presents a summary breakdown of this cash requirement:

          Professional Development                 $300,145.00
          Location Site Realty                     $600,000.00
          Fixtures, Equipment, and Furnishings	   $397,900.00
          Buildout & Improvements                  $489,269.00
          Working Capital                          $212,686.00
          Total Facilities Cost                  $2,000,000.00



The specific steps required to open the first restaurant are (timeframes are included in parentheses):

1)	Feasibility study (already complete).
2)	Additional capital raise (the next three to six months).
3)	Determination of a location in Fountain Hills, Scottsdale, or
        Phoenix in Maricopa County, Arizona (three to six months after funding).
4)	Demographic study of location selected (to be completed once location is found).
5)	Development of kitchen/architectural plans (to be completed once location and demographic study are completed).
6)	Construction (four to twelve months after completion of step 5).

The feasibility study concluded that a loan package of $ 1,750,000 at 7% interest for a period of 240 months together with equity from shareholders of $250,000 should permit the project to proceed. If the dining rooms can maintain at least a 60% customer capacity for every meal period, the restaurant should provide a positive cash flow for the first full year's operation and for the next two years thereafter. The break-even proforma using the smallest cash flow as the break-even determinant, shows that at about 45% customer capacity the restaurant should break-even.

SGC Holdings, Inc. will not be able to operate if it does not obtain equity financing. SGC Holdings, Inc. has approached several investment banks regarding debt or equity financing. These investment banks indicated that, once the company is publicly traded, the financing options would be easier to determine. However, it is yet unknown, which financing route is best for the company. At this time, SGC Holdings, Inc. cannot estimate the financing time frames.

SGC Holdings, Inc. is still considered to be a development stage company, with no significant revenue, and is dependent upon the raising of capital through placement of its common stock. There can be no assurance that SGC Holdings, Inc. will be successful in raising the capital it requires through the sale of its common stock.

SGC Holdings, Inc.'s long-term objective is to expand its St. George Clipper restaurant concept by opening company-operated units in strategically desirable markets. SGC Holdings, Inc. intends to concentrate on the development of certain identified markets to achieve penetration levels deemed desirable by SGC Holdings, Inc., thereby improving the SGC Holdings, Inc.'s competitive position, marketing potential, and profitability.




                            PAGE-19-





 As of June 30, 2003, SGC Holdings, Inc. had $22,487 in current assets (consisting entirely of cash) and $2,000 in current liabilities. Thus, the working capital as of June 30, 2003 was equal to $20,487. SGC Holdings, Inc. believes that its current working capital will be sufficient to continue as a going concern for the next twelve months. However, the independent auditors of SGC Holdings, Inc. issued a going concern opinion despite SGC Holdings, Inc.'s positive working capital position.

Description of Property.

SGC  Holdings,  Inc. does not lease or rent  any  property.   Mr.
Loukas,  president, provides office space and services  at  15911
East Sunburst Drive, Fountain Hills, Arizona, 85268, without charge.

Certain Relationships and Related Transactions.

In December 2001, SGC Holdings, Inc. issued 500,000 shares of its
$0.001 par value common stock as founders' shares to Christos  E.
Loukas, an officer and director of SGC Holdings, Inc., for total cash in the amount of $500.

In December 2001, SGC Holdings, Inc. issued 1,500,000 shares of its $0.001 par value common stock as founders' shares to Christos
E. Loukas, an officer and director of SGC Holdings, Inc., in exchange for services valued at $1,500.

In  August 2002, SGC Holdings, Inc. issued 60,000 shares  of  its
$0.001 par value common stock to three children of the president of SGC Holdings, Inc. for total cash of $3,000 in a private placement.

SGC  Holdings,  Inc. does not lease or rent  any  property.   Mr.
Loukas,  president, provides office space and services  at  15911
East Sunburst Drive, Fountain Hills, Arizona, 85268, without charge.

Market for Common Equity and Related Stockholder Matters.

Market Information

As of the date of this prospectus, there is no public market in SGC Holdings, Inc.'s Common Stock. This prospectus is a step toward creating a public market for SGC Holdings, Inc.'s stock, which may enhance the liquidity of SGC Holdings, Inc.'s shares. However, there can be no assurance that a meaningful trading market will develop. SGC Holdings, Inc. makes no representation about the value of its Common Stock.

As of the date of this prospectus,

* there are no outstanding options or warrants to purchase, or other instruments convertible into, common equity of SGC Holdings, Inc.;
* there is no stock that SGC Holdings, Inc. agreed to register for sale; after December 2002, the approximately 2,000,000 shares of Common Stock not registered in this offering are eligible for sale pursuant to - and subject to certain restrictions of - Rule 144 under the Securities Act; and
* there is no stock that has been proposed to be publicly offered resulting in dilution to current shareholders.




                            PAGE-20-





Holders

As of the date of this prospectus, SGC Holdings, Inc. has approximately 2,720,000 shares of $0.001 par value common stock issued and outstanding held by approximately 37 shareholders of record. SGC Holdings, Inc.'s Transfer Agent is Executive Registrar & Transfer Agency, 3118 W. Thomas Road, Suite 707, Phoenix, AZ 85017, phone (602) 415-1273.

Dividends

SGC Holdings, Inc. has never declared or paid any cash dividends on its common stock. For the foreseeable future, SGC Holdings, Inc. intends to retain any earnings to finance the development and expansion of its business, and it does not anticipate paying any cash dividends on its common stock. Any future determination to pay dividends will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including SGC Holdings, Inc.'s financial condition and results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the board of directors considers relevant.

Executive Compensation.

The  following  table  sets forth all compensation  paid  by  SGC
Holdings, Inc. to its officers, directors, and significant employees:


                          SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------
                                                       Long Term Compensation
                       Annual Compensation                    Awards
     (a)             (b)    (c)     (d)    (e)          (f)              (g)
  Name and           Year  Salary  Bonus  Other         Restricted  Securities
  Principal                               Annual        Stock       Underlying
  Position                                Compensation  Award(s)    Options /
                                                                      SARs
                            ($)     ($)    ($)           ($)           (#)
------------------------------------------------------------------------------
Christos E. Loukas   2002    0     0        0             0             0
President &
Chief Executive
Officer, Director    2001    0     0        0            1,500          0
                     2000    0     0        0             0             0
------------------------------------------------------------------------------
Employment Agreements

SGC Holdings, Inc. does not have employment agreements with its President & Chief Executive Officer.









                            PAGE-21-









Financial Statements.

a) Audited Financial Statements






                       SGC Holdings, Inc.
                  (A Development Stage Company)

                         Balance Sheets
                              as of
                   December 31, 2002 and 2001

                               and

                    Statements of Operations,
              Changes in Stockholders' Equity, and
                           Cash Flows
                       for the years ended
                   December 31, 2002 and 2001,
                               and
                        for the period of
              December 5, 2001 (Date of Inception)
                             through
                        December 31, 2002
























                            PAGE-22-







                        TABLE OF CONTENTS

                                                     PAGE

Independent Auditors' Report                           1

Balance Sheets                                         2

Statements of Operations                               3

Statements of Changes in Stockholders' Equity          4

Statements of Cash Flows                               5

Footnotes                                              6































                            PAGE-23-




Beckstead and Watts, LLP
Certified Public Accountants

                                          3340 Wynn Road, Suite B
                                              Las Vegas, NV 89102
                                                     702.257.1984
                                               702.362.0540 (fax)

                  INDEPENDENT AUDITORS' REPORT

Board of Directors SGC Holdings, Inc.

We have audited the Balance Sheets of SGC Holdings, Inc. (the "Company") (A Development Stage Company), as of December 31,
2002, and the related Statements of Operations, Stockholders' Equity, and Cash Flows for the year then ended and for the period December 5, 2001 (Date of Inception) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement presentation. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SGC Holdings, Inc. (A Development Stage Company) as of December 31, 2002, and the results of its operations and cash flows for the year then ended and for the period December 5, 2001 (Date of Inception) to December 31, 2002, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in
Note 3 to the financial statements, the Company has had limited operations and have not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Beckstead and Watts, LLP

February 27, 2003



                           PAGE-24-F1







                       SGC Holdings, Inc.
                  (a Development Stage Company)
                         Balance Sheets

                                                     December 31,
                                                 2002            2001
                                            ------------------------------
Assets

Current assets:
 Cash                                       $    28,458      $       218
                                            ------------------------------
   Total current assets                          28,458              218
                                            ------------------------------
                                            $    28,458      $       218

Liabilities and Stockholders' Equity

Current liabilities:
 Accounts payable                           $       504      $         -
                                            ------------------------------
   Total current liabilities                        504                -
                                            ------------------------------
Stockholders' equity:
 Common stock, $0.001 par value,
 25,000,000 shares
   authorized, 2,720,000 and 2,000,000
  shares issued and
   outstanding as of 12/31/02 and
  12/31/01, respectively                          2,720            2,000
 Additional paid-in capital                      35,280                -
 (Deficit) accumulated during
 development stage                             (10,046)          (1,782)
                                            ------------------------------
                                                 27,954              218
                                            ------------------------------
                                            $    28,458      $       218
                                            ==============================




 The accompanying notes are an integral part of these financial statements.











                           PAGE-25-F2





                       SGC Holdings, Inc.
                  (a Development Stage Company)
                    Statements of Operations

                                        For the     December 5,2001   December 5, 2001
                                       year ended   (Inception) to   (Inception) to
                                      December 31,   December 31,     December 31,
                                          2002           2001             2002
                                      ------------  ---------------   ----------------
Revenue                                $       -      $       -        $       -
                                      ------------  ---------------   ----------------
Expenses:
 General & administrative expenses         8,264             282           8,546
 General & administrative expenses -
related party                                  -           1,500           1,500
  Total expenses                      ------------  ---------------   ----------------
                                           8,264           1,782          10,046
                                      ------------  ---------------   ----------------
Net (loss)                             $  (8,264)     $   (1,782)      $ (10,046)
                                      ============  ===============   ================

Weighted average number of
 common shares outstanding - basic
and fully diluted                      2,242,630       2,000,000
                                      ============  ===============
Net (loss) per share - basic and       $   (0.00)     $    (0.00)
fully diluted                         ============  ===============




 The accompanying notes are an integral part of these financial statements.



















                           PAGE-26-F3







                       SGC Holdings, Inc.
                  (a Development Stage Company)
          Statements of Changes in Stockholders' Equity

                                                     (Deficit)
                                                    Accumulated
                     Common Stock      Additional     During         Total
                                        Paid-in     Development  Stockholders'
                     Shares   Amount    Capital        Stage        Equity
                   -----------------------------------------------------------
December 2001
 Founder shares
 issued for cash     500,000   $   500   $      -      $     -     $    500

December 2001
 Founder shares
 issued for
 services          1,500,000     1,500          -                     1,500


Net (loss)
 December 5, 2001
 (inception) to
 December 31, 2001                                      (1,782)      (1,782)
                   -----------------------------------------------------------
Balance, December
31, 2001           2,000,000     2,000          -       (1,782)         218


August 2002
 506 offering
 issued for cash     720,000       720     35,280                    36,000


Net (loss)
 For the year ended
 December 31, 2002
                                                        (8,264)      (8,264)
                   -----------------------------------------------------------
Balance, December  2,720,000  $  2,720   $ 35,280   $  (10,046)  $   27,954
31, 2002           ===========================================================


 The accompanying notes are an integral part of these financial statements.




                           PAGE-27-F4






                       SGC Holdings, Inc.
                  (a Development Stage Company)
                    Statements of Cash Flows


                                        For the     December 5,2001   December 5, 2001
                                       year ended   (Inception) to   (Inception) to
                                      December 31,   December 31,     December 31,
                                          2002           2001             2002
                                      ------------  ---------------   ----------------
Cash flows from operating activities
Net (loss)                             $   (8,264)    $   (1,782)       $  (10,046)
 Shares issued for services                     -          1,500             1,500
Adjustments to reconcile net
(loss) to
 net cash (used) by operating
 activities:
   Increase in accounts payable               504              -               504
Net cash (used) by operating          ------------  ---------------   ----------------
activities                                 (7,760)          (282)           (8,042)
                                      ------------  ---------------   ----------------

Cash flows from investing
activities                                      -              -                 -
                                      ------------  ---------------   ----------------
Cash flows from financing
activities
 Issuances of common stock                 36,000            500            36,500
Net cash provided by financing        ------------  ---------------   ----------------
activities                                 36,000            500            36,500
                                      ------------  ---------------   ----------------
Net increase in cash                       28,240            218            28,458
Cash - beginning                              218              -                 -
                                      ------------  ---------------   ----------------
Cash - ending                         $    28,458     $      218        $   28,458
                                      ============  ===============   ================
Supplemental disclosures:
 Interest paid                        $         -     $        -        $        -
                                      ============  ===============   ================
 Income taxes paid                    $         -     $        -        $        -
                                      ============  ===============   ================
Non-cash transactions:
 Shares issued for services           $         -     $    1,500        $    1,500
 provided                             ============  ===============   ================
 Number of shares issued for
 services                                       -      1,500,000         1,500,000
                                      ============  ===============   ================


 The accompanying notes are an integral part of these financial statements.





                           PAGE-28-F5





                       SGC Holdings, Inc.
                  (a Development Stage Company)
                              Notes

Note 1 - History and organization of the company

The Company was organized December 5, 2001 (Date of Inception) under the laws of the State of Nevada, as SGC Holdings, Inc. The Company has no operations and in accordance with SFAS #7, the Company is considered a development stage company. The Company is authorized to issue 25,000,000 shares of its $0.001 par value common stock.

Note 2 - Accounting policies and procedures

Cash and cash equivalents
The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of December 31, 2002.

Impairment of long-lived assets
Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. No such impairments have been identified by management at December 31, 2002.

Revenue recognition
The Company reports revenue as invoiced on an accrued basis. Costs of sales are recorded as items are sold and are comprised of product purchases and shipping costs. The Company will reserve 10% of revenue and will assess its return policy on an ongoing basis and reserve for charge backs and returns based on historical percentages. As of December 31, 2002 no reserve has been made.

Advertising costs
The Company expenses all costs of advertising as incurred. There were no advertising costs included in selling, general and administrative expenses in 2002.

Loss per share
Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS #128) "Earnings Per Share". Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period. The Company had no dilutive common stock equivalents, such as stock options or warrants as of December 31, 2002.

Reporting on the costs of start-up activities
Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities," which provides guidance on the financial reporting of start-up costs and organizational costs, requires most costs of startup activities and organizational costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. With the adoption of SOP 98-5, there has been little or no effect on the Company's financial statements.

Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.




                           PAGE-29-F6





                       SGC Holdings, Inc.
                  (a Development Stage Company)
                              Notes

Fair value of financial instruments
Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2002. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Income Taxes
Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable on the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Segment reporting
The Company follows Statement of Financial Accounting Standards No. 130, "Disclosures About Segments of an Enterprise and Related Information". The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Dividends
The  Company has not yet adopted any policy regarding payment  of
dividends.  No  dividends  have  been  paid  or  declared   since
inception.

Recent pronouncements

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. The provisions of SFAS No. 146 will be adopted for exit or disposal activities that are initiated after December 31, 2002.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation Transition and Disclosure-an amendment of SFAS No. 123." This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of SFAS No. 148 is not expected to have a material impact on the company's financial position or results of operations.




                           PAGE-30-F7





                       SGC Holdings, Inc.
                  (a Development Stage Company)
                              Notes

In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others", an interpretation of FIN No. 5, 57 and 107, and rescission of FIN No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others". FIN 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002; while, the provisions of the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The company believes that the adoption of such interpretation will not have a material impact on its financial position or results of operations and will adopt such interpretation during fiscal year 2003, as required.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities", an interpretation of Accounting
Research Bulletin No. 51. FIN No. 46 requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. FIN No. 46 also requires disclosures about variable interest entities that companies are not required to consolidate but in which a company has a significant variable interest. The consolidation requirements of FIN No. 46 will apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements will apply to entities established prior to January 31, 2003 in the first fiscal year or interim period beginning after June 15, 2003. The disclosure requirements will apply in all financial statements issued after January 31, 2003. The company will begin to adopt the provisions of FIN No. 46 during the first quarter of fiscal 2003.

Stock-Based Compensation
The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations and has adopted the disclosure-only alternative of FAS No. 123, "Accounting for Stock-Based Compensation." Options granted to consultants, independent representatives and other non-employees are accounted for using the fair value method as prescribed by FAS No. 123.

Year end
The Company has adopted December 31 as its fiscal year end.

Note 3 - Going concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has incurred a net loss of $9,543 for the period from December 5, 2001 (inception) to December 31, 2002, and has no sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its new business opportunities. Management believes that it has raised enough cash to sustain business for a period of twelve months. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

These  conditions  raise substantial doubt  about  the  Company's
ability   to  continue  as  a  going  concern.  These   financial
statements do not include any adjustments that might arise from this uncertainty.



                           PAGE-31-F8





                       SGC Holdings, Inc.
                  (a Development Stage Company)
                              Notes

Note 4 - Income taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), which requires use of the liability method. SFAS No. 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:

U.S federal statutory rate              (34.0%)
Valuation reserve                        34.0%
Total                                     --:%

As of December 31, 2002, the Company has an operating loss carry forward of $9,543 for tax purposes which will expire in 2022.

Note 5 - Stockholder's equity

The Company is authorized to issue 25,000,000 shares of its $0.001 par value common stock.

In December 2001, the Company issued 500,000 shares of its $0.001 par value common stock as founders' shares to an officer and director in exchange for total cash in the amount of $500. (See
Note 7)

In December 2001, the Company issued 1,500,000 shares of its $0.001 par value common stock as founders' shares to an officer and director for total services rendered in the amount of $1,500.
(See Note 7)

In  August 2002, the Company issued 720,000 shares of its  $0.001 par value common stock for total cash of $36,000 in a private placement pursuant to Regulation D, Rule 506, of the Securities
Act of 1933, as amended. (See Note 7)

There have been no other issuances of common stock.

Note 6 - Warrants and options

As of December 31, 2002, there were no warrants or options outstanding to acquire any additional shares of common stock.






                           PAGE-32-F9





                       SGC Holdings, Inc.
                  (a Development Stage Company)
                              Notes

Note 7 - Related party transactions

In December 2001, the Company issued 500,000 shares of its $0.001 par value common stock as founders' shares to an officer and director. (See Note 5)

In December 2001, the Company issued 1,500,000 shares of its $0.001 par value common stock as founders' shares to an officer and director. (See Note 5)

In August 2002, the Company issued 60,000 shares of its $0.001 par value common stock to three children of the president of the Company for total cash of $3,000 in a private placement pursuant to Regulation Do Rule 506, of the Securities Act of 1933, as amended. (See Note 5)

The Company does not lease or rent any property. Office space and services are provided without charge by a director and shareholder. Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.






















                           PAGE-33-F10









b)   Interim Unaudited Financial Statements




                     SGC Holdings, Inc.
                (a Development Stage Company)

                        Balance Sheet
                            as of
                        June 30, 2003

                             and

                  Statements of Operations
          for the three months and six months ended
                   June 30, 2003 and 2002,
                             and
                       for the period
        December 5, 2001 (Inception) to June 30, 2003

                             and

                         Cash Flows
                  for the six months ended
                   June 30, 2003 and 2002,
                             and
                       for the Period
        December 5, 2001 (Inception) to June 30, 2003























                           PAGE-34-









                      TABLE OF CONTENTS

                                                     PAGE

Independent Auditors' Report                           1

Balance Sheets                                         2

Statements of Operations                               3

Statements of Cash Flows                               4

Footnotes                                              5



























                           PAGE-35-






Beckstead and Watts, LLP
Certified Public Accountants
                                     3340 Wynn Road, Suite B
                                         Las Vegas, NV 89102
                                                702.257.1984
                                            702.362.0540 fax

           INDEPENDENT ACCOUNTANTS' REVIEW REPORT

Board of Directors
SGC Holdings, Inc.
(a Development Stage Company)

We have reviewed the accompanying balance sheet of SGC Holdings, Inc. (a Nevada corporation) (a development stage company) as of June 30, 2003 and the related statements of operations for the three-months and six-months ended June 30, 2003 and 2002 and for the period December 5, 2001 (Inception) to June 30, 2003, and statements of cash flows for the six-months ended June 30, 2003 and 2002 and for the period December 5, 2001 (Inception) to June 30, 2003. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements referred to above for them to be in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had limited operations and has not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note
2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Beckstead and Watts, LLP has previously audited, in accordance with generally accepted auditing standards, the balance sheet of SGC Holdings, Inc. (a development stage company) as of December 31, 2002, and the related statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein) and in our report dated February 27, 2003, we expressed an unqualified opinion on those financial statements.

/s/ Beckstead and Watts LLP
---------------------------

August 6, 2003




                           PAGE-36-F1





                     SGC Holdings, Inc.
                (a Development Stage Company)
                       Balance Sheets
                         (unaudited)

                                                          June 30
                                                           2003
                                                      ---------------
Assets

Current assets:
 Cash                                                 $        22,487
                                                      ---------------
   Total current assets                                        22,487
                                                      ---------------
                                                      $        22,487

Liabilities and Stockholders' Equity

Current liabilities:
 Accounts payable                                     $         2,000
                                                      ---------------
   Total current liabilities                                    2,000

Stockholders' equity:
 Common stock, $0.001 par value, 25,000,000 shares
   authorized, 2,720,000 issued and outstanding                 2,720
 Additional paid-in capital                                    35,280
(Deficit) accumulated during development stage                (17,513)
                                                      ---------------
                                                               20,487
                                                      ---------------
                                                      $        22,487
                                                      ===============

    The accompanying notes are an integral part of these
                    financial statements.







                           PAGE-37-F2






                     SGC Holdings, Inc.
                (a Development Stage Company)
                  Statements of Operations
                         (unaudited)

                                                          Three Months Ended        Six Months Ended    December 5, 2001
                                                               June 30,                 June 30,         (Inception) to
                                                          2003         2002         2003         2002     June 30, 2003
                                                       ---------   ----------   ----------   ----------   -------------

Revenue                                                $       -   $        -   $        -   $        -     $        -
                                                       ---------   ----------   ----------   ----------   -------------
Expenses:
 General and administrative expenses                       5,371           21        7,467           35         16,013
 General and administrative expenses - related party           -            -            -            -          1,500
                                                       ---------   ----------   ----------   ----------   -------------
  Total expenses                                           5,371           21        7,467           35         17,513
                                                       ---------   ----------   ----------   ----------   -------------
Net (loss)                                             $  (5,371)  $      (21)  $   (7,467)  $      (35)    $  (17,513)
                                                       =========   ==========   ==========   ==========   =============
Weighted average number of
common shares outstanding - basic and fully diluted    2,720,000    2,000,000    2,720,000    2,000,000
                                                       =========   ==========   ==========   ==========
Net (loss) per share - basic & fully diluted           $   (0.00)  $    (0.00)  $    (0.00)  $    (0.00)
                                                       =========   ==========   ==========   ==========

    The accompanying notes are an integral part of these
                    financial statements.





                           PAGE-38-F3







                     SGC Holdings, Inc.
                (a Development Stage Company)
                  Statements of Cash Flows
                         (unaudited)

                                                  Six Months Ended        December 5,
                                                       June 30               2001
                                                ---------------------    (Inception) to
                                                   2003       2002       June 30, 2003
                                                ---------   ---------    --------------

Cash flows from operating activities
Net (loss)                                      $ (7,467)    $   (35)     $  (17,513)
 Shares issued for services                            -           -           1,500
Adjustments to reconcile net (loss) to
 net cash (used) by operating activities:
   Increase in accounts payable                    1,496           -           2,000
                                                ---------   ---------    --------------
Net cash (used) by operating activities           (5,971)        (35)        (14,013)
                                                ---------   ---------    --------------
Cash flows from financing activities
 Issuances of common stock                             -           -          36,500
Net cash provided by financing activities              -           -          36,500

Net increase (decrease) in cash                   (5,971)        (35)         22,487
Cash - beginning                                  28,458         218               -
                                                ---------   ---------    --------------
Cash - ending                                   $ 22,487     $   183      $   22,487
                                                =========   =========    ==============
Supplemental disclosures:
 Interest paid                                  $      -     $     -      $        -
                                                =========   =========    ==============
 Income taxes paid                              $      -     $     -      $        -
                                                =========   =========    ==============
Non-cash investing and financing activities:
 Shares issued for services provided            $      -     $     -      $    1,500
                                                =========   =========    ==============
 Number of shares issued for  services                 -           -       1,500,000
                                                =========   =========    ==============


    The accompanying notes are an integral part of these
                    financial statements.



                           PAGE-39-F4







                     SGC Holdings, Inc.
                (a Development Stage Company)
                            Notes

Note 1 - Basis of presentation

The interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These  statements  reflect  all adjustments,  consisting  of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these interim financial statements be read in conjunction with the financial statements of the Company for the year ended December 31, 2002 and notes thereto included in the Company's Form SB-2/A. The Company follows the same accounting policies in the preparation of interim reports.

Results of operations for the interim periods are not indicative of annual results.

Note 2 - Going concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has incurred a net loss of $15,513 for the period from December 5, 2001 (inception) to June 30, 2003, and has no sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its new business opportunities. Management believes that it has raised enough funds to sustain operations for a period of twelve months. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

These conditions raise substantial doubt about the Company's
ability  to  continue as a going concern.   These  financial
statements do not include any adjustments that might arise from this uncertainty.

Note 3 - Related party transactions

Office space is provided without charge by an officer, director and shareholder. Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.





                           PAGE-40-F5






Changes  In and Disagreements With Accountants on Accounting  and
Financial Disclosure.

None.





































                            PAGE-41-





              Dealer Prospectus Delivery Obligation
Prior to the expiration of ninety days after the effective date of this registration statement or prior to the expiration of ninety days after the first date upon which the security was bona fide offered to the public after such effective date, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.





































                            PAGE-42-






             INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers.

SGC Holdings, Inc.'s Articles of Incorporation and its Bylaws provide for the indemnification of a present or former director or officer. SGC Holdings, Inc. indemnifies any of its directors, officers, employees or agents who are successful on the merits or otherwise in defense on any action or suit. Such indemnification shall include, expenses, including attorney's fees actually or reasonably incurred by him. Nevada law also provides for discretionary indemnification for each person who serves as or at SGC Holdings, Inc.'s request as one of its officers or directors. SGC Holdings, Inc. may indemnify such individuals against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is one of SGC Holdings, Inc.'s directors or officers. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, SGC Holdings, Inc.'s best interests. In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Nevada Law

Pursuant to the provisions of Nevada Revised Statutes 78.751, the Corporation shall indemnify its directors, officers and employees as follows: Every director, officer, or employee of the Corporation shall be indemnified by the Corporation against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the Corporation, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Corporation shall provide to any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable law.

Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. SGC Holdings, Inc. has agreed to pay all costs and expenses relating to the registration of its common stock, but the selling stockholders will be responsible for any related commissions, taxes, attorney's fees, and related charges in connection with the offer and sale of the shares. All amounts are estimated except the SEC Registration Fee.

SEC Registration Fee                                    $4
EDGAR Conversion Fees                               $1,500
Blue Sky Qualification Fees and Expenses              $250
Accounting Fees and Expenses                        $1,000
Legal Fees and Expenses                             $5,000
Printing and Engraving                                $200
Miscellaneous                                       $1,000
Total                                            $8,954.00




                            PAGE-43-






Recent Sales of Unregistered Securities.

The articles of SGC Holdings, Inc. authorized the issuance of twenty-five million (25,000,000) shares of common stock with par value of $0.001 per share ("Common Stock") and no shares of Preferred Stock. As of the date of this prospectus, SGC Holdings, Inc. has 2,720,000 shares of its Common Stock issued and outstanding held by approximately 37 shareholder of record.

In December 2001, SGC Holdings, Inc. issued 1,500,000 shares of its Common Stock as founders' shares to Christos E. Loukas, an officer and director of SGC Holdings, Inc., at par ($0.001 per share) for services valued at $1,500. Additionally, in December 2001 SGC Holdings, Inc. issued 500,000 shares of its Common Stock as founders' shares to Christos E. Loukas, an officer and director of SGC Holdings, Inc., at par ($0.001 per share) for cash in the amount of $500. Mr. Loukas is a sophisticated investor who, at the time of the investment, as the founder of SGC Holdings, Inc. was in possession of all available material information about SGC Holdings, Inc. The issuances of common stock by SGC Holdings, Inc. in December 2001 did not involve any public solicitation. On the basis of the above facts SGC Holdings, Inc. claims that the issuance of a total of 2,000,000 shares of its Common Stock in December 2001 was qualified for the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

In August 2002, SGC Holdings, Inc. completed an offering of Common Stock to a group of private investors. SGC Holdings, Inc. issued 720,000 shares of its $0.001 par value common stock for cash at $0.05 per share to thirty-six shareholders. That August 2002 transaction (a) involved no general solicitation, (b) involved exclusively accredited or sophisticated investors, and
(c) relied on a detailed disclosure document to communicate to the investors all material facts about SGC Holdings, Inc., including audited financial statements. Thus, SGC Holdings, Inc. believes that the offering was exempt from registration under Regulation D, Rule 506 of the Securities Act of 1933, as amended.

Exhibits.

Exhibit           Name and/or Identification of Exhibit
 Number

   3.    Articles of Incorporation & By-Laws
         (a) Articles of Incorporation of SGC Holdings, Inc. filed on December 5, 2001, previously filed with the SEC on September 27, 2002 as an exhibit to the Registration Statement on Form SB-2.
         (b)  Bylaws of SGC Holdings, Inc. adopted on November
              27, 2001, previously filed with the SEC on September 27, 2002 as an exhibit to the Registration Statement on Form SB-2.

   5.	Opinion on Legality
	      Attorney Opinion Letter, previously filed with the SEC on July 17, 2003 as an exhibit to the Registration Statement on Form SB-2, as amended. Previously filed with the SEC on August 8, 2003 as an exhibit to the Registration Statement on Form SB-2/A#5.




                           PAGE-44-






  10.    Material Contracts
         (a) Agreement for Feasibility Study, previously filed with the SEC on April 14, 2003 as an exhibit to the Registration Statement on Form SB-2, as amended.
         (b) Development Cost Analysis for Feasibility Study, previously filed with the SEC on April 14, 2003 as an exhibit to the Registration Statement on Form SB-2, as amended.

  15.    Letter on unaudited interim financial information

  23.    Consent of Experts and Counsel
         a) Consent of Counsel, incorporated by reference to
         Exhibit 5 of this filing. Previously filed with the SEC on August 8, 2003 as an exhibit to the Registration Statement on Form SB-2/A#5.
         b) Consent of Independent Auditor. Previously filed with the SEC on August 8, 2003 as an exhibit to the Registration Statement on Form SB-2/A#5.


Undertakings.

In this prospectus, SGC Holdings, Inc. is including undertakings required pursuant to Rule 415 of the Securities Act.

Under Rule 415 of the Securities Act, SGC Holdings, Inc. is registering securities for an offering to be made on a continuous or delayed basis in the future. The registration statement pertains only to securities (a) which are to be offered or sold solely by or on behalf of a person or persons other than the registrant, (b) the offering of which will be commenced promptly, will be made on a continuous basis and may continue for a period in excess of 30 days from the date of initial effectiveness, and
(c) are registered in an amount which, at the time the registration statement becomes effective, is reasonably expected to be offered and sold within two years from the initial effective date of the registration.

Based on the above-referenced facts and in compliance with the above-referenced rules, SGC Holdings, Inc. includes the following undertakings in this prospectus:

A. The undersigned registrant hereby undertakes:

(1) To file, during any period, in which offers or sales are being made, a post-effective amendment to this prospectus:

  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the
     information   set  forth  in  the  Registration   Statement.
     Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective Registration Statement; and




                            PAGE-45-





  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.






















                            PAGE-46-





                           SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Fountain Hills State of Arizona on August 22, 2003.

                       SGC Holdings, Inc.
                    -------------------------
                          (Registrant)

      By: /s/ Christos E. Loukas, President & CEO, Director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

      Signature                   Title               Date
      ---------                   -----               ----

/s/ Christos E. Loukas      President & CEO,      August 22, 2003
----------------------          Director
  Christos E. Loukas

/s/ Christos E. Loukas     Principal Financial    August 22, 2003
----------------------           Officer
  Christos E. Loukas

/s/ Christos E. Loukas    Principal Accounting    August 22, 2003
----------------------           Officer
  Christos E. Loukas
























                            PAGE-47-